Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2025 Second Quarter Results

Reports net income for the quarter and continued progress on regulatory remediation efforts

RICHMOND, VA, July 23, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter ended June 30, 2025.

For the quarter ended June 30, 2025, the Company reported net income of $1.3 million, or $0.01 per diluted common share, compared to a net loss of $0.4 million, or ($0.01) per diluted common share, for the quarter ended March 31, 2025, and a net loss of $11.4 million, or ($0.47) per diluted common share, for the second quarter of 2024.

For the first half of 2025, the Company reported net income of $0.9 million, or $0.01 per diluted common share, compared to a net loss of $14.3 million, or ($0.66) per diluted common share, for the first half of 2024.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“In our earnings release for first quarter 2025, I mentioned the results were a harbinger for future sustainable and increasing profitability. I am pleased to report that the Company earned $1.3 million for the second quarter and became profitable for the first half of 2025.

“There are several encouraging trends. Our net interest margin, driven primarily by lower deposit costs, grew to 3.15% for the quarter, notwithstanding a smaller balance sheet. Noninterest income from service charges on deposit accounts improved through our efforts to align to market level pricing.

“Reduction in noninterest expense remains a focus. The quarter reflected an improvement or reduction in expenses of almost $1.0 million from the first quarter. Included in our noninterest expenses are the salary and benefit savings we expected from the headcount reductions made in the prior quarter. These reductions in expense were masked in the quarter by additional costs relating to a component of our incentive plan, which is tied to annual profitability targets. Headcount reductions in the first half of 2025 were 109 and 170 since the end of the second quarter of 2024. We expect to report further reductions in noninterest expenses in future quarters, as we continue to focus on operational improvements and believe we are nearing the completion of regulatory remediation activities. We continue to expect to achieve an annualized run rate of noninterest expense to assets of less than 3% by the fourth quarter of this year.

“With significant progress made toward remediation of the January 2024 consent order, we have turned our focus to growing our community bank. To date, the runoff of non-core loans and deposits exceeds new loans and deposits generated within our footprint. We expect this trend to continue, but at a slower pace in the third quarter.

“I am encouraged by what I see in the financials; however, I am more encouraged by my teammates and their energy as we turn from a team of ‘fixers’ to a team of ‘growers’.”

Sale of Monarch Mortgage

On March 27, 2025, the Company completed the previously announced sale of its mortgage division operating as Monarch Mortgage. The sale, which included the transfer of certain assets and leases to an unrelated mortgage company, resulted in a $0.2 million loss, reported in other noninterest income in the year-to-date 2025 period. As of June 30, 2025, the Company had closed, funded, and sold the loans that were in process at the time of the sale.

Q2 2025 Highlights

(Comparisons for Second Quarter 2025 are relative to First Quarter 2025 unless otherwise noted.)

Net Income:

•
Net income for the quarter was $1.3 million, or $0.01 per diluted common share, compared to a net loss of $0.4 million, or $0.01 per diluted common share, for the prior quarter. The second quarter income before income taxes of $1.8 million included severance costs of $0.3 million and a benefit of $1.3 million – primarily the recovery of non-credit-related amounts reserved for in the prior year – as the Company concluded outstanding exit activities with a former fintech banking-as-a-service (“BaaS”) partner. The prior quarter loss before income taxes of $0.9 million included $0.7 million in severance costs and a $0.2 million loss on the mortgage division sale.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $19.8 million and $19.0 million for the second and first quarters, respectively. Interest income decreased by $0.6 million in the second quarter, primarily due to the decline in average balances of interest earning assets, which declined $94.9 million from the prior quarter. Interest expense declined by $1.5 million, largely driven by the decline in average balances and costs of interest-bearing deposits, which declined $74.3 million and 19 basis points, respectively, from the prior quarter. Net interest margin improved to 3.15% during the quarter from 2.90% in the prior quarter, primarily reflecting the decline in the cost of deposits.

•
On June 1, 2025, the initial redemption date, the Company completed the redemption of its $15.0 million fixed-to-floating rate subordinated note with a final maturity date of June 1, 2030 (the “2030 Note”). The interest rate on the 2030 Note was 6.0% up to the redemption date. Interest expense on the 2030 Note was $0.2 million for both the second and first quarters of 2025.

•
On June 2, 2025, the Company provided to the holders of its $25.0 million of subordinated notes maturing October 15, 2029 (the “2029 Notes”) a notice of partial redemption at the next interest payment date of $10.0 million of the 2029 Notes. On July 15, 2025, the Company completed the partial redemption. On April 15, 2025, the rate on the 2029 Notes reset to 8.59%, which was the then three-month Secured Overnight Funding Rate (“SOFR”) plus 433.5 basis points. Interest expense and the effective interest rate on the 2029 Notes were $0.5 million and 7.86%, respectively, for the second quarter of 2025, compared to $0.5 million and 8.05% for the first quarter.

Capital:

•
The ratio of tangible common stockholders’ equity to tangible total assets was 13.4%1compared to 12.5%1 at the prior quarter end. The increase in this ratio was primarily driven by the exercise of warrants for one million common shares and a smaller balance sheet. Tangible book value per common share (“TBV”) was $3.851 and $3.831 at the end of the current and prior quarters, respectively. TBV does not include the effect of the second quarter grant of performance-based restricted stock awards (“PSAs”) totaling 3.4 million shares of common stock to certain executive officers, which would have a $0.14 impact on TBV.

•
At June 30, 2025, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 12.89%, 17.86%, 17.86%, and 18.91%, respectively, compared to 12.33%, 16.88%, 16.88%, and 17.93%, respectively, at the prior quarter end. Capital ratios for the Company at June 30, 2025 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 13.93%, 19.29%, 19.29%, and 21.37%, respectively, compared to 13.23%, 18.06%, 18.06%, and 20.83%, respectively, at the prior quarter end.

•
As of June 30, 2025 and March 31, 2025, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, were $24.0 million, or 0.94% of total assets, at quarter end compared to $24.9 million, or 0.93% of total assets, at the prior quarter end.

•
A recovery of credit losses of $0.7 million was reported for the second quarter compared to no provision for or recovery of credit losses for the prior quarter. In the second quarter, lower allowance for credit losses (“ACL”) needs were due to loan portfolio balance reductions, partially offset by specific reserves and charge-offs for out-of-market loans purchased in prior years.

•
The ACL as a percentage of total loans held for investment was 1.11% at quarter end compared to 1.12% at the prior quarter end. Net loan charge-offs were $0.5 million in the quarter compared to net loan recoveries of $0.1 million for the prior quarter. Net loan charge-offs (recoveries) to average loans outstanding ratio (quarter-to-date annualized) for the second quarter was 0.09% compared to (0.02%) for the prior quarter.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the quarter was $3.2 million compared to $3.1 million in the prior quarter. The improvement was primarily due to higher service charges on deposit accounts and a $0.3 million release of reserves upon the receipt of contractually held back sales proceeds from the 2024 mortgage servicing rights (“MSR”) asset sales, partially offset by the reduction in the value of the remaining MSR assets. Improved service fee income was primarily due to the execution of a project to more closely align products and pricing with competitors in the markets in which the Bank operates. Noninterest income in the first quarter included a $0.2 million loss on the sale of the mortgage division.

•
Noninterest expense for the quarter was $22.0 million compared to $23.0 million in the prior quarter, a decrease of $1.0 million. The decrease was primarily due to the second quarter recovery of non-credit-related amounts reserved for in the prior year, upon the conclusion of exit activities with a former fintech BaaS partner. Salaries and employee benefits expense totaled $13.0 million in the second quarter and $12.6 million in the first quarter, including severance costs of $0.3 million and $0.7 million, respectively, and $2.0 million of expense for PSAs, including expense relating to the first quarter of the annual performance period. Excluding these items, there was a $1.2 million decline in salaries and benefits expense quarter over quarter, due to reductions in headcount. As of the end of the second and first quarters, headcount was 333 and 351, respectively.

Income Tax:

•
Income tax expense (benefit) for the second and first quarters was $0.5 million and ($0.5) million, respectively, with an effective income tax rate for the same respective periods of 27.0% and 51.2%. The higher effective income tax rate in the prior quarter was driven by a $0.3 million favorable adjustment related to a change in the state tax rate applied to the accumulated unrealized loss on the available for sale securities portfolio. Excluding this adjustment, the effective income tax rate for the prior quarter was 22.7%.

Balance Sheet:

•
Total assets decreased to $2.56 billion from $2.69 billion at the prior quarter end, a reduction of $129.6 million, primarily driven by declines in loans held for investment of $81.1 million, loans held for sale of $11.2 million, and lower cash balances of $42.5 million. Included in the reduction of loans held for investment in the quarter were $16.1 million of out-of-market loans.

•
Total deposits decreased to $2.01 billion from $2.13 billion at the prior quarter end, a decline of $119.2 million. Deposits, excluding wholesale deposits, decreased $76.2 million in the second quarter. Brokered deposit balances declined $43.0 million in the second quarter, as existing brokered time deposits were paid off upon maturity.

•
Sources of liquidity, which consist primarily of on-balance sheet cash, unpledged securities available for sale, and available credit under secured borrowing facilities, totaled $750.0 million, or 183.3% of uninsured deposits as of June 30, 2025. Sources of liquidity as of March 31, 2025, totaled $788.8 million, or 182.9% of uninsured deposits.

Income Statement:

Net interest income was $19.8 million and $19.0 million for the second and first quarters of 2025, respectively, and $20.1 million for the second quarter of 2024. The decline in the 2025 periods from the 2024 period was primarily attributable to lower interest and fee income on loans due to lower average balances. The decline in interest and fee income was offset by lower average balances and costs of interest-bearing deposit accounts.

Average balances of interest-earning assets decreased $94.9 million to $2.53 billion in the second quarter of 2025, relative to the prior quarter, and decreased $360.4 million from the year-ago quarter period. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment. The yield on loans held for investment was 5.80% and 5.70% for the second and first quarters of 2025, respectively, and 5.80% for the second quarter of 2024.

Average balances of interest-bearing liabilities decreased $79.6 million, to $1.82 billion in the second quarter of 2025, relative to the prior quarter, primarily attributable to the payoff of wholesale deposits ($43.0 million), and decreased $408.3 million from the year-ago quarter period. The second quarter of 2025 decline relative to the same period of 2024 was primarily due to the exit of fintech BaaS deposit operations ($172.5 million) and the payoff of wholesale deposits ($168.3 million) and borrowings ($67.8 million).

Cost of funds was 2.63% for the second quarter of 2025, compared to 2.78% for the first quarter of 2025, and 3.02% for the second quarter of 2024, while cost of deposits was 2.47%, 2.62%, and 2.84%, for the same respective periods. The decrease in cost of funds relative to the prior quarter was primarily due to lower average balances of higher cost wholesale funding, and relative to the year-ago period, the exit of fintech BaaS deposit operations. Cost of deposits, excluding wholesale deposits, was 1.01% for the quarter compared to 1.34% for the prior quarter and 2.28% for the year-ago period.

Net interest margin was 3.15% for the second quarter of 2025 compared to 2.90% for the prior quarter and 2.79% for the second quarter of 2024. The increases over the respective periods was driven primarily by lower funding costs of time deposits, which include wholesale deposits.

A recovery of credit losses of $0.7 million was reported for the second quarter of 2025, compared to no recovery of credit losses in the first quarter of 2025 and a provision for credit losses of $3.1 million for the second quarter of 2024. The second quarter of 2025 recovery resulted from declines in balances of loans held for investment, partially offset by specific reserves and charge-offs for out-of-market loans purchased in prior years. The provision for credit losses in the second quarter of 2024 was related primarily to certain purchased loans and increased reserves for the non-guaranteed portion of government-guaranteed loans, which offset lower reserve needs due to loan portfolio balance reductions.

Noninterest income was $3.2 million for the second quarter of 2025, compared to $3.1 million for the first quarter of 2025, and $0.3 million for the second quarter of 2024. The improvement relative to the prior quarter was primarily due to higher service charges on deposit accounts and $0.3 million for the release of the previously noted MSR sale reserve, partially offset by the reduction in the value of the remaining MSR assets. The Bank has earned improved service fee income due to the previously noted products and pricing initiative. Noninterest income for the second quarter of 2024 included an $8.5 million non-cash negative fair value adjustment of an equity investment the Company holds in a fintech company, partially offset by residential mortgage banking income, including servicing income and gains from the sale of loans originated by the now-sold mortgage division.

Noninterest expense was $22.0 million for the second quarter of 2025, compared to $23.0 million for the first quarter of 2025, and $29.3 million for the second quarter of 2024. Noninterest expense decreased $1.0 million from the prior quarter and $7.3 million from the year-ago period. The decline relative to the prior quarter was primarily due to the previously noted cash recovery of amounts reserved for in the prior year due to the exit of activities with a former fintech BaaS partner. Salaries and employee benefits expense included severance of $0.3 million and $0.7 million for the second and first quarters of 2025, respectively, as well as $2.0 million and $0 of expense for PSAs for the same respective periods. The decline in noninterest expense in the second quarter of 2025 compared to the same period of 2024 was primarily due to lower salaries and employee benefits, consulting, and regulatory remediation expenses. These reductions reflect a smaller workforce as the Company continues to right-size its operations, completes certain regulatory directives, and transitions to a more traditional community banking model.

Balance Sheet:

Loans held for investment were $1.98 billion at June 30, 2025, compared to $2.06 billion at March 31, 2025, and $2.26 billion at June 30, 2024. The decline relative to the prior quarter was partially due to payoffs and paydowns of approximately $16.1 million of out-of-market loans.

The second quarter of 2025 decline relative to the same period of 2024 was partially attributable to the Company’s plan to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS depository operations exit, which was completed at the end of 2024, as well as to transition the Company to a more traditional community banking model.

Total deposits were $2.01 billion at June 30, 2025, a decrease of $119.2 million and $315.6 million from March 31, 2025 and June 30, 2024, respectively. Excluding wholesale deposits, total deposits decreased $76.2 million from the prior quarter end and $147.2 million from the second quarter of 2024.

The Company previously reported that it was prohibited from the acceptance, renewal, or rollover of brokered deposits as a result of the Consent Order; however, the Company received approvals from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits for a six-month period ending June 2025 and limited to the amount of maturities during this period. In June 2025, the Company received an extension for an additional six-month period, through December 2025. Brokered deposits at June 30, 2025 were $296.1 million, a decline of $43.0 million from March 31, 2025, and a decline of $168.3 million from June 30, 2024. The Company had secured brokered deposits to enhance liquidity during the fintech BaaS wind down.

Noninterest-bearing deposits represented 21.5%, 21.3%, and 20.2% of total deposits at June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 24.6%, 25.2%, and 24.5% of total deposits as of the same respective dates.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance.

Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
the impact of, and the ability to comply with, the terms of the January 24, 2024 Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
•
the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings, or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;

•
the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with the OCC directives and applicable laws and regulations, and managing the wind down of these partnerships;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by growing and retaining deposits and secondary funding sources, especially if the Company's or its industry's reputation become damaged;
•
the ability to maintain capital levels adequate to support the Company's business and to comply with the Consent Order directives;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;
•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
technological and social media changes;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations and policies concerning taxes, banking, securities, real estate and insurance, the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
•
the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory counter measures, and the volatility and uncertainty arising therefrom;
•
the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, floods, and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) June 30, 2025	December 31, 2024 (1)
Assets
Cash and due from banks	$131,199	$173,533
Restricted cash	—	2,459
Federal funds sold	628	838
Securities available for sale, at fair value	327,958	312,035
Restricted equity investments	18,925	19,275
Other equity investments	4,641	4,834
Other investments	20,938	19,405
Loans held for sale	12,380	30,976
Loans held for investment, net of deferred fees and costs	1,978,585	2,111,797
Less: allowance for credit losses	(21,974)	(23,023)
Loans held for investment, net	1,956,611	2,088,774
Accrued interest receivable	11,711	12,537
Premises and equipment, net	20,718	21,394
Right-of-use lease asset	7,270	7,962
Other intangible assets	3,230	3,859
Deferred tax asset, net	26,157	27,312
Other assets	13,073	12,067
Total assets	$2,555,439	$2,737,260
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$432,939	$452,690
Interest-bearing demand and money market deposits	624,108	598,875
Savings	101,560	100,857
Time deposits	851,659	1,027,020
Total deposits	2,010,266	2,179,442
FHLB borrowings	150,000	150,000
Subordinated notes, net	24,928	39,789
Lease liability	7,969	8,613
Other liabilities	18,011	31,628
Total liabilities	2,211,174	2,409,472
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; and 92,174,530 and 84,972,610 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	334,634	322,791
Additional paid-in capital	29,687	29,687
Retained earnings	18,634	17,772
Accumulated other comprehensive loss, net of tax	(38,690)	(42,462)
Total stockholders’ equity	344,265	327,788
Total liabilities and stockholders’ equity	$2,555,439	$2,737,260

(1) Derived from audited December 31, 2024 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	June 30, 2025	March 31, 2025	June 30, 2024
Interest income:
Interest and fees on loans	$30,730	$31,154	$36,196
Interest on securities, deposit accounts, and federal funds sold	4,006	4,196	4,435
Total interest income	34,736	35,350	40,631
Interest expense:
Interest on deposits	12,802	14,192	17,272
Interest on subordinated notes	646	736	552
Interest on FHLB and FRB borrowings	1,447	1,432	2,722
Total interest expense	14,895	16,360	20,546
Net interest income	19,841	18,990	20,085
(Recovery of) provision for credit losses - loans	(700)	—	3,600
Recovery of credit losses - unfunded commitments	—	—	(500)
Total (recovery of) provision for credit losses	(700)	—	3,100
Net interest income after (recovery of) provision for credit losses	20,541	18,990	16,985
Noninterest income:
Fair value adjustments of other equity investments	(82)	(73)	(8,537)
Residential mortgage banking income	312	956	3,090
Mortgage servicing rights	(139)	2	2,019
Wealth and trust management	409	454	623
Service charges on deposit accounts	721	457	386
Increase in cash surrender value of BOLI	8	8	333
Bank and purchase card, net	626	567	513
Other	1,389	701	1,845
Total noninterest income	3,244	3,072	272
Noninterest expense:
Salaries and employee benefits	13,000	12,610	14,932
Occupancy and equipment	1,129	1,381	1,303
Technology and communications	2,565	2,784	2,332
Legal and regulatory filings	395	439	363
Advertising and marketing	128	191	183
Audit fees	459	578	295
FDIC insurance	1,027	1,097	1,817
Intangible amortization	234	244	276
Other contractual services	433	595	1,857
Other taxes and assessments	955	921	588
Regulatory remediation	—	—	1,397
Other	1,684	2,111	3,965
Total noninterest expense	22,009	22,951	29,308
Income (loss) before income taxes	1,776	(889)	(12,051)
Income tax expense (benefit)	480	(455)	(616)
Net income (loss)	$1,296	$(434)	$(11,435)
Dividends on preferred stock	—	—	150
Net income (loss) attributable to common shareholders	$1,296	$(434)	$(11,585)
Basic and diluted income (loss) per common share	$0.01	$(0.01)	$(0.47)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Six Months Ended
(Dollars in thousands, except per common share data)	June 30, 2025	June 30, 2024
Interest income:
Interest and fees on loans	$61,884	$74,542
Interest on securities, deposit accounts, and federal funds sold	8,202	8,620
Total interest income	70,086	83,162
Interest expense:
Interest on deposits	26,994	35,757
Interest on subordinated notes	1,382	1,112
Interest on FHLB and FRB borrowings	2,879	5,859
Total interest expense	31,255	42,728
Net interest income	38,831	40,434
(Recovery of) provision for credit losses - loans	(700)	3,600
Recovery of credit losses - unfunded commitments	—	(1,500)
Total (recovery of) provision for credit losses	(700)	2,100
Net interest income after (recovery of) provision for credit losses	39,531	38,334
Noninterest income:
Fair value adjustments of other equity investments	(155)	(8,544)
Residential mortgage banking income	1,268	5,754
Mortgage servicing rights	(137)	2,748
Wealth and trust management	863	1,143
Service charges on deposit accounts	1,178	747
Increase in cash surrender value of BOLI	16	670
Bank and purchase card, net	1,193	755
Other	2,090	4,787
Total noninterest income	6,316	8,060
Noninterest expense:
Salaries and employee benefits	25,610	30,977
Occupancy and equipment	2,510	2,827
Technology and communications	5,349	4,611
Legal and regulatory filings	834	810
Advertising and marketing	319	480
Audit fees	1,037	1,450
FDIC insurance	2,124	3,194
Intangible amortization	478	563
Other contractual services	1,028	3,665
Other taxes and assessments	1,876	1,531
Regulatory remediation	—	4,041
Other	3,795	7,596
Total noninterest expense	44,960	61,745
Income (loss) before income taxes	887	(15,351)
Income tax expense (benefit)	25	(1,023)
Net income (loss)	$862	$(14,328)
Dividends on preferred stock	—	150
Net income (loss) attributable to common shareholders	$862	$(14,478)
Basic and diluted income (loss) per common share	$0.01	$(0.66)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

		As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)		June 30,	March 31,	December 31,	September 30,	June 30,
Income Statement Data:		2025	2025	2024	2024	2024
Interest income		$34,736	$35,350	$37,932	$39,225	$40,631
Interest expense		14,895	16,360	18,807	20,124	20,546
Net interest income		19,841	18,990	19,125	19,101	20,085
(Recovery of) provision for credit losses		(700)	—	(1,000)	(6,200)	3,100
Net interest income after (recovery of) provision for credit losses		20,541	18,990	20,125	25,301	16,985
Noninterest income		3,244	3,072	2,814	2,698	272
Noninterest expense		22,009	22,951	25,640	26,454	29,308
Income (loss) before income taxes		1,776	(889)	(2,701)	1,545	(12,051)
Income tax expense (benefit)		480	(455)	(698)	599	(616)
Net income (loss)		1,296	(434)	(2,003)	946	(11,435)
Per Common Share Data:
Earnings (loss) per common share - basic and diluted		$0.01	$(0.01)	$(0.03)	$0.01	$(0.47)
Book value per common share		3.88	3.86	3.86	4.31	4.16
Tangible book value per common share - Non-GAAP		3.85	3.83	3.83	4.26	4.11
Balance Sheet Data:
Total assets		$2,555,439	$2,685,084	$2,737,260	$2,944,691	$2,933,072
Average assets		2,630,898	2,721,714	2,863,014	2,967,774	3,084,643
Average interest-earning assets		2,525,835	2,620,725	2,736,834	2,796,116	2,886,186
Loans held for investment ("LHFI")		1,978,585	2,059,710	2,111,797	2,180,413	2,259,279
Allowance for credit losses		21,974	23,126	23,023	25,453	28,036
Purchase accounting adjustments (discounts) on acquired loans		3,388	3,710	3,996	4,162	4,408
Loans held for sale		12,380	23,624	30,976	22,082	54,377
Securities available for sale, at fair value		327,958	325,401	312,035	314,784	307,427
Noninterest-bearing demand deposits		432,939	452,590	452,690	459,793	470,128
Fintech Banking-as-a-Service ("BaaS") deposits		193	198	233	63,674	172,456
Total deposits		2,010,266	2,129,477	2,179,442	2,346,492	2,325,839
Subordinated notes, net		24,928	39,773	39,789	39,806	39,822
FHLB and FRB advances		150,000	150,000	150,000	190,000	202,900
Average interest-bearing liabilities		1,819,735	1,899,315	2,021,814	2,121,402	2,228,071
Total stockholders' equity		344,265	338,289	327,788	336,347	325,614
Average stockholders' equity		339,131	329,684	330,343	326,880	318,042
Weighted average common shares outstanding - basic		88,258	86,003	78,881	73,366	24,477
Weighted average common shares outstanding - diluted		88,582	86,003	78,881	87,086	24,477
Outstanding warrants to purchase common stock	`	27,674	28,690	31,452	26,196	26,196
Financial Ratios:
Return on average assets (1)		0.20%	-0.06%	-0.28%	0.13%	-1.48%
Return on average equity (1)		1.53%	-0.53%	-2.43%	1.16%	-14.38%
Total loan to deposit ratio		99.0%	97.8%	98.3%	93.9%	99.5%
Held for investment loan-to-deposit ratio		98.4%	96.7%	96.9%	92.9%	97.1%
Fintech BaaS deposits to total deposits ratio		0.0%	0.0%	0.0%	2.7%	7.4%
Net interest margin (1)		3.15%	2.90%	2.80%	2.74%	2.79%
Yield of LHFI (1)		5.80%	5.70%	5.83%	5.80%	5.80%
Cost of deposits (1)		2.47%	2.62%	2.86%	2.91%	2.84%
Cost of funds (1)		2.63%	2.78%	3.01%	3.09%	3.02%
Efficiency ratio		95.3%	104.0%	116.9%	121.4%	144.0%
Noninterest expense to total assets (1)		3.4%	3.4%	3.7%	3.6%	4.0%
Regulatory remediation expenses		—	—	273	357	1,397
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets		12.9%	12.1%	11.5%	11.0%	10.3%
Allowance for credit losses to LHFI		1.11%	1.12%	1.09%	1.17%	1.24%
Ratio of net charge-offs (recoveries) to average loans outstanding (1)		0.09%	-0.02%	0.36%	-0.61%	1.81%
Nonperforming loans to total assets		0.94%	0.93%	0.93%	1.09%	1.40%
Nonperforming assets to total assets		0.95%	0.94%	0.94%	1.09%	1.40%
Nonperforming loans to total loans		1.20%	1.19%	1.19%	1.46%	1.78%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	June 30,		March 31,		December 31,		September 30,		June 30,
Tangible Common Equity and Tangible Book Value Per Common Share:	2025		2025		2024		2024		2024
Total stockholders' equity	$344,265		$338,289		$327,788		$336,347		$325,614
Less: preferred stock (including additional paid-in capital)	—		—		—		(20,605)		(20,605)
Common stockholders' equity	$344,265		$338,289		$327,788		$315,742		$305,009
Less: other intangibles, net of deferred tax liability (2)	(2,509)		(2,740)		(2,998)		(3,281)		(3,552)
Tangible common equity (Non-GAAP)	$341,756		$335,549		$324,790		$312,461		$301,457
Total common shares outstanding	92,175		87,778		84,973		73,474		73,504
Less: unvested performance-based restricted stock awards	(3,496)		(109)		(117)		(137)		(144)
Total common shares outstanding, adjusted	88,679	-	87,669	-	84,856	-	73,337	-	73,360
Book value per common share	$3.88		$3.86		$3.86		$4.31		$4.16
Tangible book value per common share (Non-GAAP)	3.85		3.83		3.83		4.26		4.11

Tangible Common Equity to Tangible Total Assets
Total assets	$2,555,439		$2,685,084		$2,737,260		$2,944,691		$2,933,072
Less: other intangibles, net of deferred tax liability (2)	(2,509)		(2,740)		(2,998)		(3,281)		(3,552)
Tangible total assets (Non-GAAP)	$2,552,930		$2,682,344		$2,734,262		$2,941,410		$2,929,520
Tangible common equity (Non-GAAP)	$341,756		$335,549		$324,790		$312,461		$301,456
Tangible common equity to tangible total assets (Non-GAAP)	13.4%		12.5%		11.9%		10.6%		10.3%

(1) Annualized.
(2) Excludes mortgage servicing rights.